                                          Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-4 (the "Registration Statement") of our report dated April 9, 2009, relating to the financial statements of Pruco Life of New Jersey Flexible Premium Variable Annuity Account, which appears in the December 31, 2008 Annual Report to the contract owners of Pruco Life of New Jersey Flexible Premium Variable Annuity
Account. We also consent to the incorporation by reference in this Registration Statement of our report dated March 16, 2009, relating to the financial statements of Pruco Life Insurance Company of New Jersey, which appears in Pruco Life Insurance Company of New Jersey's Annual
Report on Form 10-K for the year ended December 31, 2008.

/s/ PricewaterhouseCoopers LLP

New York, New York
October 19, 2009